April 21, 2015

Securities and Exchange Commission
100 F Street
Washington, DC 20549

Re: Probe Manufacturing, Inc.
File No. 333-125678

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K dated April 10, 2015, of Probe Manufacturing, Inc. (the "Company"), sent to us by the Company on April 14, 2015. We disagree with respect to the dates referenced on the form and provide the following revisions:

> As stated on Form 8-K: "During the two most recent fiscal years and through the date of this report"
>
> W.T. Uniack & Co. CPA's P.C. revision: "During the two most recent audited fiscal years (fiscal years ended December 31, 2012 and 2013) and through subsequent interim periods ended September 30, 2014"
>
> As stated on Form 8-K: "during the periods from December 31, 2009 through April 10, 2015"
>
> W.T. Uniack & Co. CPA's P.C. revision: "during the periods from December 31, 2013 through subsequent interim periods ending September 30, 2014"

We were not engaged to perform audit work subsequent to the interim review ended September 30, 2014. Other than the revisions above, we are in agreement with the statements contained in Item 4.01 of the Form 8-K dated April 10, 2015 relating only to W.T. Uniack & Co. CPA's P.C.. We have no basis to agree or disagree with other statements of the Company contained therein.

**/s/W. T. Uniack & Co. CPA's P.C.**
Woodstock, Georgia